Exhibit 99.1

EMRISE
CORPORATION
NEWS

611 Industrial Way
Eatontown, NJ 07724
(732) 389-0355 • (732) 460-0214
www.emrise.com

FOR IMMEDIATE RELEASE

CONTACT:	Allen & Caron, Inc
John Donovan	Rene Caron (investors)
Chief Financial Officer	Len Hall (media)
(732) 387-5790	949-474-4300
jdonovan@emrise.com	rene@allencaron.com
len@allencaron.com

EMRISE ANNOUNCES ACCEPTANCE BY NYSE Arca OF COMPANY’S PLANNED ACTIONS TO ACHIEVE COMPLIANCE WITH CONTINUED LISTING STANDARDS

Eatontown, NJ — (BUSINESS WIRE) — March 5, 2010 - EMRISE CORPORATION (NYSE Arca:ERI) , a multi-national manufacturer of defense, aerospace and industrial electronic devices and communications equipment, today announced that it has received notice from the staff of NYSE Regulation that it will allow a cure period through approximately June 30, 2010, (the “Cure Period”), during which EMRISE will take actions to achieve compliance with NYSE Arca’s continued listing standards.  During this Cure Period, EMRISE common stock will continue to be traded on the NYSE Arca exchange under the trading symbol “ERI.”  The NYSE staff will continue to monitor EMRISE’s planned actions and EMRISE’s stock will continue to include the extension “.BC” to denote “below compliance.”

On January 11, 2010, the Company notified the NYSE Regulation of its intent to cure its share price deficiency, including specific steps that the Company planned to undertake to cure such deficiency.  The Company’s planned actions include the selling of certain assets and paying all outstanding obligations to its senior lender by the maturity date of June 30, 2010.

On March 1, 2010, NYSE Regulation concluded its evaluation of the Company and its planned actions.  Based on this evaluation, NYSE Regulation has accepted EMRISE’s request to conduct its planned actions to achieve compliance with NYSE Arca continued listing standards within the Cure Period.  The Company understands that the NYSE Regulation will conduct periodic compliance reviews prior to the expiration of the Cure Period to assess the Company’s ability to achieve compliance with the NYSE Arca’s continued listing standards.

The Company indicated to NYSE Regulation that it believes the share price will improve once its debt to its senior lender is paid in full and the Company can focus on operations.  In the event that a $1 price per share, or greater, of the Company’s common stock is not attained within the prescribed time period, the NYSE Arca is expected to commence suspension and delisting procedures.  There can be no assurance that the Company will be able to implement the planned actions within the prescribed time period or that implementation of the planned actions will have a positive effect on our stock price in a timely manner or at all.

About EMRISE Corporation

EMRISE designs, manufactures and markets electronic devices, sub-systems and equipment for aerospace, defense, industrial and communications markets. EMRISE products perform key functions such as power supply and power conversion; radio frequency (RF) and microwave signal processing; and network access and timing and synchronization of communications networks. Primary growth driver applications for EMRISE products include the use of its RF devices in radio-controlled improvised explosive device (RCIED) jamming systems, and the use of its Network Timing and Synchronization products in edge networks. EMRISE serves customers in North America, Europe and Asia through operations in the United States, England and France. The Company has built a worldwide base of customers including a majority of the Fortune 100 in the U.S. that do business in markets served by EMRISE and many similar-size companies in Europe and Asia. For more information go to www.emrise.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, the matters discussed in this press release, including without limitation, the Company’s ability to achieve compliance with the NYSE Arca’s continued listing standards within a six-month period from the date of the Notice, its ability to sell certain assets and/or its ability to timely pay all outstanding obligations, and the expectation that the Company’s share price will improve once its debt to its senior lender is paid in full are all forward-looking statements within the meaning of the Private Securities Litigation Reform Act that involve a number of risks and uncertainties. Actual future events could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, any determination that the staff of NYSE Regulation may make as to the Company’s listing status and compliance, failure of the Company’s stock price to improve, failure to complete certain sale of assets to facilitate the repayment of the Company’s obligations or failure to generate sufficient net proceeds from the sale of such assets to enable to Company to repay its senior lender in full, and other risks as contained in the Company’s public statements and its periodic reports and other filings with the Securities and Exchange Commission.